Exhibit 99.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 7, 2019 (this “Agreement”), by and between BW Coated LLC, a Delaware limited liability company (“Buyer”), and Lapetus Capital II LLC, a Delaware limited liability company (“Lapetus II”) and Lapetus Capital III LLC, a Delaware limited liability company (“Lapetus III” and together with Lapetus II, the “Sellers” and each a “Seller”).

A.                                    Sellers own shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Verso Corporation, a Delaware corporation (the “Company”).

B.                                    Each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the number of shares set forth opposite such Seller’s name on Annex I, the sum of which is equal to 395,905 shares of Common Stock in the aggregate and which shares, for the avoidance of doubt, shall not include the 100 shares of Common Stock of the Company that Lapetus II owns in record name (the “Purchased Shares”), on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                      Sale and Purchase of Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall accept and purchase from each Seller, the Purchased Shares being sold by such Seller as set forth opposite such Seller’s name on Annex I for a purchase price as set forth opposite such Seller’s name on Annex I (the “Purchase Price”), the sum of which is equal to $4,948,812.50 (the “Aggregate Purchase Price”).

2.                                      Closing.  The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place on October 7, 2019 or such other date as Sellers and Buyer may agree (the “Closing Date”).  At the Closing:

a.                                      Each Seller shall deliver to Buyer the Purchased Shares in book-entry form through an “agent’s message” or such other method through the facilities of the Depository Trust Company (including through DTC’s Deposit and Withdrawal at Custodian service) for the account of Buyer, together with any rights and benefits attaching thereto from and after the Closing Date, free and clear of all liens, charges or other encumbrances; and

b.                                      Buyer shall pay to each Seller an amount equal to the Purchase Price set forth opposite such Seller’s name on Annex I, in cash, by wire transfer of immediately available funds to a bank account designated by each Seller in writing.

3.                                      Profit Sharing.  Buyer shall pay to each Seller an amount (the “Profit Sharing Amount”) equal to (i) the percentage set forth opposite such Seller’s name on Annex I (the “Percentage”) multiplied by (ii) an amount equal to (x) the aggregate purchase price received by Buyer for the first 395,905 shares of Common Stock sold by Buyer (in one or more transactions to one or more parties not affiliated with Buyer) from and after the Closing Date minus (y) Aggregate Purchase Price, provided that the Profit Sharing Amount for the Sellers shall not exceed $1,573,101.35 in the aggregate (for the avoidance of doubt, if the aggregate purchase price received by Buyer for the first 395,905 shares of Common Stock sold by Buyer from and after the Closing Date is equal to or less than the Aggregate Purchase Price, then the Profit Sharing Amount shall be equal to zero).  In the event the consideration for the sale of the shares of Common Stock is in stock or assets, then Buyer shall pay to each Seller its respective Percentage of the Profit Sharing Amount in cash based on the fair market value of the sold shares of Common Stock.  Buyer shall pay each Seller its respective Percentage of the Profit Sharing Amount in cash, by wire transfer of immediately available funds to a bank account designated by such Seller in writing at least two (2) business days prior to the date of such payment.

4.                                      Miscellaneous.

a.                                      Governing Law; Venue; No Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of New York to be applied. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

b.                                      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.  Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned or delegated by a party (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment without such required consent shall be void; provided that either party hereto may assign any or all of its rights and obligations under this Agreement to one or more of its subsidiaries or affiliates; provided, further, that no such assignment shall release such party from any liability or obligation under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Buyer or Sellers, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

c.                                       Amendment.  This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of Sellers and Buyer.

d.                                      Severability.  In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

e.                                       Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Buyer:

BW COATED LLC

By:	Blue Wolf Capital Fund IV, L.P., its sole member

By:	Blue Wolf Capital Advisors IV, L.P., its general partner

By:	Blue Wolf Capital Advisors IV, LLC, its general partner

By:	/s/ Adam Blumenthal
Name: Adam Blumenthal
Title: Managing Member

Sellers:

LAPETUS CAPITAL II LLC

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Vice President

LAPETUS CAPITAL III LLC

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Vice President

ANNEX I

Seller	Purchased Shares	Purchase Price	Percentage
Lapetus Capital II LLC	126,398	$1,579,980.05	31.9264%
Lapetus Capital III LLC	269,507	$3,368,832.45	68.0736%
Total	395,905	$4,948,812.50	100.0000%